EXHIBIT 99.1

NASDAQ: NSIT

Insight Enterprises Completes Acquisition of PCM, Inc.

Combined strength expands company’s footprint in U.S., Canada and the UK while accelerating Insight’s value proposition as end-to-end solution integrator

TEMPE, Ariz., August 30, 2019 – Insight Enterprises (Nasdaq: NSIT), a global provider of Insight Intelligent Technology Solutions™ and services for organizations of all sizes (“Insight”), announced today that it has completed the acquisition of PCM, Inc. (Nasdaq: PCMI), a provider of IT products and services (“PCM”).

The addition of PCM expands Insight’s footprint in the United States, Canada and the United Kingdom, allowing the company to further capitalize on its four solution areas where clients most often seek Insight’s help: driving digital transformation, modernizing and securing their data platforms, empowering their employees with tools that fuel productivity, and simplifying IT procurement and asset management. PCM’s multi-vendor technology solutions include hardware, software and services for small, mid-sized and corporate/enterprise commercial clients, state, local and federal governments and educational institutions.

“We want to welcome the PCM team to the Insight family. Bringing our businesses together will strengthen our competitive position. Together, we have a significant opportunity to help organizations leverage technology in a strategic manner by providing access to the right resources to architect, implement, manage and execute transformation initiatives from end to end,” said Ken Lamneck, CEO of Insight.

Highlights of the acquisition include:

•	Expanding Insight’s reach into the mid-market, particularly in North America
•	Adding complementary services offerings to Insight’s already robust platform
•	Gaining more than 2,700 client-facing sales teammates, technical architects, engineers, consultants and service delivery roles
•	Extending business in Canada, providing a true national presence by nearly tripling Insight’s workforce in the region, including approximately 200 service delivery teammates
•	Adding further sales coverage and scale to Insight’s United Kingdom business, including new hardware, software and services sales

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Providing a new group of clients with access to deeper technical skills and managed services within Insight’s Connected Workforce, Cloud + Data Center Transformation and Supply Chain Optimization solution areas. This includes offerings such as security and cloud consulting, technical deployments, and cloud hosting services.

For more information on Insight, visit www.insight.com or call 800-INSIGHT.

About Insight
Today, every business is a technology business. Insight Enterprises Inc. empowers organizations of all sizes with Insight Intelligent Technology Solutions™ and services to maximize the business value of IT. As a Fortune 500-ranked global provider of Digital Innovation, Cloud + Data Center Transformation, Connected Workforce, and Supply Chain Optimization solutions and services, we help clients successfully manage their IT today while transforming for tomorrow. From IT strategy and design to implementation and management, our employees help clients innovate and optimize their operations to run business smarter. Discover more at www.insight.com. NSIT

Contacts:

INVESTORS:

Insight Enterprises, Inc.

Glynis Bryan 480-333-3251

GLYNIS.BRYAN@INSIGHT.COM

or

Helen Johnson, 480-333-3234

HELEN.JOHNSON@INSIGHT.COM

MEDIA:

Insight Enterprises

Amy Protexter, 480-409-6710

AMY.PROTEXTER@INSIGHT.COM

or

Sloane & Company

Ariel Kouvaras, 212-446-1884

AKOUVARAS@SLOANEPR.COM